Exhibit 5.1

July 1, 2014

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

Ladies and Gentlemen:

We have acted as counsel to Service Corporation International, a Texas corporation (the “Company”), in connection with the registration of 5,000,000 shares of common stock, $1.00 par value per share (the “Shares”), under the SCI 401(k) Retirement Savings Plan (the “Plan”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 1, 2014 (the “Registration Statement”).

As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan; (b) the Restated Articles of Incorporation of the Company, as amended and restated to date; (c) the Bylaws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Texas Business Organizations Code (the “TBOC”), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion. In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth herein, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and, when issued in accordance with the terms of the Plan and the related agreements thereunder, as applicable, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the TBOC. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Locke Lord LLP